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                                                               EXHIBIT (H)(1)(D)

               AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

     This Amendment, dated February 7, 2007, to the Transfer Agency and Service Agreement dated as of February 1, 2005 (the "AGREEMENT"), by and among State Street Institutional Investment Trust, a trust established under the laws of the Commonwealth of Massachusetts (the "Fund"), and ALPS Fund Services, Inc., a Colorado corporation, having its principal place of business at 1625 Broadway, Suite 2200, Denver, Colorado 80202 (the "TRANSFER AGENT").

     WHEREAS, the Transfer Agent and the Fund wish to modify the provisions of the Agreement to reflect the addition of three new Portfolios under Schedule A of this Agreement and reflect the addition of telephone services and related fees under Schedule B of this Agreement;

     NOW THEREFORE, the parties hereby agree to amend the Transfer Agency and Service Agreement as follows:

     1. The parties agree to delete Schedule A in its entirety and replace it with a new Schedule A dated February 7, 2007, attached hereto.

     2. The parties agree to delete Schedule B in its entirety and replace it with a new Schedule B dated February 7, 2007, attached hereto.

     3. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

STATE STREET INSTITUTIONAL              ALPS FUND SERVICES, INC.
INVESTMENT TRUST


By: /s/ James Ross                      By: /s/ Jeremy O. May
    ---------------------------------       ------------------------------------
Name: James Ross                        Name: Jeremy O. May
Title: President                        Title: Managing Director

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                                   SCHEDULE A
                                    FUND LIST

                                  AS AMENDED ON
                                FEBRUARY 7, 2007

State Street Institutional Investment Trust

     State Street Institutional Liquid Reserves Fund
     State Street Institutional Limited Duration Bond Fund
     State Street Institutional Tax Free Limited Duration Bond Fund State Street Institutional Tax Free Money Market Fund

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                                   SCHEDULE B
                                  FEE SCHEDULE

Base Fee:

Fees are billable on a monthly basis at the rate of 1/12th of the annual fee. A charge is made for an account in the month that an account opens.

     Annual Base Fee of:

     $25,000 on the primary class of share of each Portfolio
     $5,000 fee for each additional class of shares of each Portfolio

     Annual Open Account Fee of:

     $15 per open account

     Annual Inactive Account Fee of:

     $5 per inactive account(1).

     Annual Closed Account Fee of:

     $0.50 per closed account(2).

(1) An inactive account is an account with a zero balance that has had activity in the last eighteen months.

(2) A closed account is an account with a zero balance that has not had activity in the last eighteen months.

Telephone servicing fee of:

$1.00 per call over 200 calls received calculated and paid monthly in arrears. The period from the Commencement Date of this Agreement to the end of the first month will be prorated. The Fund shall also pay for any set up and equipment costs for the incoming telephone calls.

Out-of-Pocket Fees:

The following list includes some, but not all, of the Out-of -Pocket Fees and expenses that may be incurred by ALPS from outside vendors. All Out-of-Pocket Fees and expenses, whether or not listed below, are passed directly through at cost to our clients as Out-of-Pocket Fees and expenses. The following fees are estimates and are subject to change:

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     -    $15 annual fee on fiduciary accounts (may be charged to shareholders directly)

     -    Monthly NSCC-interface fees

     - The cost of printing and mailing shareholder confirmations and statements

     -    The cost of fund-specific statement paper and envelopes

     -    Postage

     -    Service auditor's report

     -    Customized programming

     -    Other miscellaneous expenses that may occur at the Fund's direction